For Immediate Release

Contact:           Sandra M. Mitchell, Vice President/Director of Corporate Communications
(860) 456-6509

SI Financial Group, Inc. Announces Results of
Subscription and Community Offerings

December 30, 2010, Willimantic, Connecticut – SI Financial Group, Inc. (NASDAQ - SIFI), holding company for Savings Institute Bank and Trust Company Bank, announced today that new SI Financial Group received subscriptions for approximately $52.4 million of common stock in its subscription and community offerings being conducted in connection with the second-step conversion of Savings Institute Bank and Trust Company.  This amount includes $3.1 million subscribed for by Savings Institute Bank and Trust Company’s Employee Stock Ownership Plan.

Orders received in the subscription and community offerings will be maintained in a segregated account at Savings Institute Bank and Trust Company by SI Financial Group, with interest on subscribers’ funds continuing to accrue until completion of the conversion.  All eligible subscribers and community members who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.

The closing of the conversion and the offering remains subject to final regulatory approvals.  SI Financial Group expects that the conversion and the offering will close in early to mid-January 2011.

SI Financial Group is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, Savings Institute Bank and Trust Company offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which SI Financial Group and Savings Institute Bank and Trust Company are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new SI Financial Group, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.